EXHIBIT 10.1

February 10, 2017
John J. Lynch, Jr.
131 Broad Street
Charleston, SC 29401
Dear John:
We are pleased to confirm our offer of employment with Houghton Mifflin Harcourt Publishing Company (the “Company”).  You will work as the President and Chief Executive Officer of the Company and Houghton Mifflin Harcourt Company (“Parent”), reporting to Parent’s Board of Directors (together, as applicable, with its committees, “Parent Board”), working out of the Company’s Boston office.  In connection therewith, you will be recommended to serve as member of Parent Board (subject to Parent Board approval).  This offer letter summarizes the compensation and benefits we are offering, subject to formal approval of Parent Board, and contains important information regarding employment with the Company.
Your employment will begin on a mutually agreed date no later than sixty (60) days from the date hereof.  You will be compensated with a salary at the rate of $900,000 per annum, subject to applicable payroll taxes and withholdings.  Your base salary shall be subject to annual review for increases (but not decreases unless mutually agreed) by Parent Board in its sole discretion.  Currently, paydays are every other Friday.
You will be eligible to participate in the bonus plan applicable to executive level employees of the Company commencing in 2017, subject to the terms and conditions of the Company’s bonus plan, if any, as it may exist from time to time.  Your target bonus will be 125% of your base salary paid during each year of employment.  If your employment ceases as a result of your death or Disability (as defined in the HMH Holdings (Delaware), Inc. Change in Control Severance Plan (the “CIC-Severance Plan”)), then you shall remain eligible to receive a prorated bonus for the year in which such termination occurs based on actual Company or individual performance, payable in accordance with the terms of the bonus plan as then in effect for such year.  The Company’s/Parent’s bonus plans, and payment under such plans, are operated at the discretion of Parent Board and the plan administrators and are subject to change from year to year.
Subject to approval of Parent Board, you will receive long-term incentive awards under the terms of Parent’s then existing annual long-term incentive program for 2017 (“2017 LTIP”) (subject to Parent Board approval of such plan) and Parent’s 2015 Omnibus Incentive Plan (the “Equity Plan”) in the form of:  (a) time-based restricted stock units (“LTIP RSUs”) and (b) performance-based restricted stock units (“LTIP PSUs”) with respect to that number of shares of Parent common stock having an aggregate fair market value of $2,200,000 on the date that such awards are granted to other executives of the Company.  For purposes of illustration, Parent’s 2015 and 2016 long-term incentive programs each provided for a 40/60 split of time-based and performance-based restricted stock units, respectively.  The specific vesting schedule and other terms of the LTIP RSUs and LTIP PSUs will be set forth in award agreements substantially in the form used for the other executives of the Company and be subject to the terms and conditions of such agreements and the Equity Plan.  In accordance with Parent’s Equity Grant Policy, the grant date for the LTIP RSUs and LTIP PSUs will be the business day that is three (3) business days following the date on which Parent first releases quarterly earnings information following both your first day of employment and the approval of the award.
You will also be eligible for future long-term incentive awards under Parent’s annual long-term incentive program applicable to executive level employees of the Company, subject to Parent Board discretion and the terms and conditions of such program, if any, as it may exist from time to time.  Parent’s long-term incentive programs, and awards under such programs, are operated at the discretion of Parent Board and the Equity Plan administrator and are subject to change from year to year.
Additionally, you will receive equity awards under the terms of the Equity Plan in the form of:  (a) restricted stock units (“New Hire RSUs”) with respect to that number of shares of Parent common stock having a fair market value equal to $500,000 on the date of grant and (b) an option (“New Hire Option”) to purchase shares of Parent common stock having a Black-Scholes value equal to $2,000,000 on the date of grant at a strike price per share equal to the fair market value of a share of Parent common stock on the date of grant as determined under the terms of the Equity Plan.  The New Hire RSUs will vest in equal installments on each of the first three (3) anniversaries of the date of the grant, subject to your continued employment with the Company.  The New Hire Option will vest in equal installments on each of the first four (4) anniversaries of the date of grant, subject to your continued employment with the Company.  The specific vesting schedules and other terms of the New Hire RSUs and New Hire Option will be set forth in award agreements substantially in the forms attached hereto as Exhibits A-1 and A-2, respectively, and be subject to the terms and conditions of such agreements and the Equity Plan.  The Black-Scholes model utilized by Parent in calculating the value on the date of grant is subject to assumptions determined by Parent in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (disregarding any forfeiture assumptions).  In accordance with Parent’s Equity Grant Policy, the grant date for the New Hire RSUs and New Hire Option will be the business day that is three (3) business days following the date on which Parent first releases quarterly earnings information following both your first day of employment and the approval of the award.
You will be eligible to participate in the CIC Severance Plan at the Level of a Tier 1 Employee (as defined in such plan) and for the avoidance of doubt, if you become eligible to receive any severance payment under such plan (applying the definition of Cause below), then you will not be eligible to receive the payments described in the following sentence.  Subject to your execution and non-revocation of a release of claims substantially in the form set forth in the CIC Severance Plan within sixty (60) days following any termination of your employment by the Company without “Cause” (as defined below) or as a result of your resignation for “Good Reason” (as defined in the CIC Severance Plan), you will be eligible to receive cash severance pay in an amount equal to the sum of (x) 200% of your then current base salary and (y) target bonus, with half of such amount payable in equal installments paid over a twelve (12) month period in accordance with the Company’s standard payroll practices with the first installment to be paid on the first practicable payroll date following the date on which the release of claims has become effective and irrevocable and the remaining half of such payment shall be payable in a single lump sum cash payment on the first anniversary of the termination date, provided that if your termination of employment occurs in one taxable year and the deadline for providing the release occurs in another taxable year, payments will not begin until the beginning of the second taxable year.  In addition, you will be entitled to a prorated bonus for the year in which such termination occurs based on actual Company or individual performance and calculated based on a fraction, the numerator of which is the number of full and partial months completed from the first day of the fiscal year in which such termination occurs through the termination date, and the denominator of which is twelve (12), payable in accordance with the terms of the bonus plan as then in effect for such year.
In addition, upon any termination of your employment you will be entitled to payment in respect of any earned but unpaid base salary and any accrued but unused vacation pay, in each case through the termination date, paid no later than 10 days thereafter, or sooner if required by law, and other than in the event of your termination by the Company for Cause, your annual bonus payable for the fiscal year immediately preceding the fiscal year in which your termination occurs to the extent unpaid, payable at the same time as annual bonuses are paid to other senior executives of the Company.
Notwithstanding any provision to the contrary in any agreement between you and the Company or Parent, for purposes of determining eligibility for any benefits under this agreement, the CIC Severance Plan, any Parent equity award agreement or other arrangement between you and the Company or Parent, the following definition of Cause shall apply and supercede any alternative definition in any such plan or agreement.  “Cause” shall mean (i) your guilty plea or plea of no contest to a felony (or its equivalent under applicable law) or any crime that involves moral turpitude, (ii) conduct by you that constitutes fraud or embezzlement or any acts of material dishonesty in relation to your duties with the Company or its affiliates that causes or is reasonably expected to cause material harm to the Company or its affiliates, (iii) your having engaged in gross negligence, bad faith or intentional misconduct which causes either material reputational or material economic harm to the Company or its affiliates, (iv) your continued refusal to substantially perform your essential duties with respect to the Company or its affiliates, which refusal is not remedied within ten (10) days after written notice from Parent Board (which notice specifies in reasonable detail the grounds constituting Cause under this subclause), or (v) your material breach of your obligations under any service contract you have with the Company or its affiliates or any written Company employment policy, including the Company’s formally adopted Code of Conduct, which is not cured, if curable, within ten (10) days after the Company notifies you of such breach (which notice specifies in reasonable detail the grounds constituting Cause under this subclause).
This is a Boston, Massachusetts based position, and requires relocation to the Boston area no later than six (6) months from your date of hire.  Enclosed is a relocation package describing the relocation benefits for which you will be eligible.  Your receipt of relocation benefits is contingent on your signing and returning the Relocation Repayment Agreement form included in the package.
You will be eligible for up to 20 vacation days annually, which will be pro-rated in 2017 based on your start date.  Vacation time is accrued on a monthly basis.  For a calculation of the exact amount of vacation time for which you are eligible this year, please refer to the HMH Employee Guide or contact your HR Business Partner.  In addition, you may be eligible for paid Company holidays and occasional absence days as described in the Employee Guide.
You will be eligible to participate in the Company’s employee benefit programs.  If you choose to enroll, unless otherwise described in the terms of any employee benefit plan, benefits coverage will commence on the first day of the month, following 30 days from your start date.  In order to participate in any of the Company’s employee benefit programs, you must complete the enrollment process for such programs within your first 30 days of employment.
The Company will reimburse you for the fees associated with your attorneys’ review of this letter agreement and related documents, not to exceed $25,000 within five business days following the commencement of your employment.
Notwithstanding anything to the contrary, if (i) on the date of your “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Separation from Service”), any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code), (ii) you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (iii) the payments or benefits provided to you from the Company on account of your Separation from Service, to the extent such payments or benefit (after taking into account all exclusions applicable to such payments or benefits under Section 409A of the Code) is properly treated as “deferred compensation” subject to Section 409A and (iv) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such Separation from Service, you would receive any payment that, absent the application of this provision, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the first business day after the earliest of (A) six (6) months after your termination date, (B) your death or (C) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).  Your right to receive severance payments or benefits hereunder will be treated as a right to receive a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii).  Each payment shall not be considered deferred compensation subject to Section 409A if qualifies as either a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4) or as separation pay under Treasury Regulation Section 1.409A-1 (b)(9)(iii).  Notwithstanding anything herein to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “deferred compensation” under Section 409A of the Code, references to your “termination of employment” (and corollary terms) will be construed to refer to your Separation from Service with the Company.
Your employment with the Company will be “At-Will,” meaning that either you or the Company may terminate the employment relationship for any reason or no reason, at any time, with or without notice.
Nothing in this letter should be interpreted as creating an employment contract between you and the Company.
Enclosed are:  (a) a Confidentiality and Intellectual Property Agreement and (b) a Non-Competition and Non-Solicitation Agreement, both of which you must complete and bring with you to Human Resources on your first day.  In addition, you and the Company will enter into an Indemnification Agreement in a form attached to this letter agreement.
You will be receiving a separate email with instructions on how to initiate the electronic I-9 work authorization process.  Your work authorization documentation will need to be reviewed within three days of your start date.  Your HR Representative will review these documents with you and complete the process.

By accepting this offer of employment, you agree that during your employment with the Company, you will abide by all Company policies and standards of conduct.
By accepting this offer of employment, you represent that you are not bound by any employment contract, non-competition agreement, restrictive covenant or other restriction preventing you from entering employment with or performing your job responsibilities for the Company/Parent, or which is any way inconsistent with the terms of this letter.
The Company’s/Parent’s contemplated Chief Executive Officer transition as well as the existence of this letter and the terms and conditions of any offer and the matters contemplated hereby may represent material non-public information and are to be treated in the strictest confidence and, except as may be required by applicable law, should not be disclosed by you to any person whatsoever (other than your representatives who need to know such information and have been apprised of its confidential nature and agreed to treat such information in accordance herewith) without Parent’s prior written consent or until such information becomes publicly available.
This letter sets forth the terms of your employment with the Company and supersedes any prior oral or written communications.  To accept this offer of employment, please sign and return a copy of this letter to us by 4pm Eastern time on Friday February 10, 2017.  Your signature below indicates that you understand and agree to the terms set forth in this letter.  If you do not return this letter to us by such date and time, this offer will expire.  Please scan and e-mail this offer letter, with your signature, to Bill Bayers, EVP and General Counsel, attention at bill.bayers@hmhco.com.  Handwritten changes to this letter are not valid unless authorized and signed by me.  If you have any questions, please give Bill Bayers a call.

We are very enthusiastic about you joining Houghton Mifflin Harcourt Publishing Company and Parent.  We look forward to working with you, and strongly believe that our relationship will prove to be mutually rewarding.”
Cordially,
/s/ Lawrence K. Fish

Lawrence K. Fish
Chairman of the Board of Directors of
Houghton Mifflin Harcourt Company
Accepted and Agreed on this 10th day of February 2017
By:  John J. Lynch, Jr.
/s/ John J. Lynch, Jr.